                                                                     Exhibit 4.7

    The options granted pursuant to this Agreement are not transferrable except to the estate of the holder upon his death in accordance with the terms of this Agreement. The shares of Common Stock issuable upon the exercise of any such options may not be transferred, nor will any assignee or endorsee of such shares of Common Stock be recognized as an owner thereof by the issuer for any purpose, unless a registration statement under the Securities Act of 1933, as amended, with respect to such shares shall then be in effect or unless the availability of an exemption from registration with respect to any proposed transfer or disposition of such shares shall be established to the satisfaction of the issuer. Without limiting the foregoing, (i) no shares of Common Stock issuable upon the exercise of any such options may be sold or transferred except pursuant to an effective registration statement or similar qualification under applicable State securities laws, or unless it is established to the satisfaction of the issuer that such sale or transfer is in a transaction which is exempt under, or otherwise in compliance with, such laws, and (ii) no shares of Common Stock issuable upon the exercise of any such options may be sold, transferred, assigned or otherwise disposed of, nor will any assignee or endorsee of such shares of Common Stock be recognized as an owner thereof by the issuer for any purpose, except in accordance with the terms of this Agreement. The shares of Common Stock issuable upon the exercise of the options granted hereunder are subject to certain restrictions on transfer and rights of repurchase and first refusal held by the issuer or its assignee(s) as set forth in this Agreement. Such transfer restrictions and rights of repurchase and first refusal are binding on transferees of such shares.

                               CVC HOLDINGS, INC.
                             c/o CVC Products, Inc.
                                  525 Lee Road
                            Rochester, New York 14603

To:  Emilio O. DiCataldo

         1. OPTION GRANT. CVC Holdings, Inc. (the "Company") hereby grants to you, effective as of August 28, 1995 (the "Date of Grant"), as a matter of separate inducement and not in lieu of any salary or other compensation for your services, the option (this "Option") to purchase, in accordance with and subject to the terms and conditions set forth herein, an aggregate of 2000 shares (pre-split) (the "Shares") of Common Stock, $.0l par value per share ("Common Stock"), of the Company, at the exercise price of $127.40 per Share, subject to adjustment as hereinafter provided (the "Option Price"), such Option Price being, in the judgment of the Company, (a) not less than eighty five percent (85%) of the fair market value of each such Share on the Date of Grant, and (b) in the event that this Option is intended to be an incentive stock option, not less than one hundred percent (100%) of the fair market value of each such Share on the Date of Grant, and (c) in the event that you are the owner, at the time of grant, of stock of the Company (or any Subsidiary) representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or each Subsidiary), not less than one hundred and ten percent (110%) of the fair market value of each such Share on the Date of Grant. Subject to the provisions and limitations set forth herein, this Option shall be earned and shall vest, and may be exercised by you, on a cumulative basis, in the amounts and for the periods set forth in TABLE A (which vesting shall occur at a minimum rate of at least 20% per year over five (5) years from the Date of Grant); provided, however, that if your employment terminates for any reason, the currently exercisable portion of this Option will be exercisable through the end of the applicable period set forth in clauses (a) and (b) of Section 2 below and the unvested portion of this Option will automatically and without notice terminate and become null and void. This Option is intended to be an [ ] incentive [ x ] nonqualified stock option. If designated as an incentive stock option in the preceding sentence, this Option is intended to qualify as an "incentive stock option" under Section 422(b) of the Code. Nevertheless, to the extent that this Option exceeds the $100,000 per year limitation rule of Code Section 422(d), this Option shall be treated as an option which is not an incentive stock option.

         2. TERMINATION OF OPTION. Notwithstanding the foregoing, the unexercised portion of this Option will automatically and without notice terminate and become null and void on the tenth anniversary of the Date of Grant (the "Outside Date"), subject to earlier termination as hereinafter provided (the date on which the earliest of such events shall occur being herein referred to as the "Expiration Date"). If, however, your employment with the Company or any parent or subsidiary thereof terminates for any reason before the Outside Date, this Option will terminate on the applicable date as described below; provided, however, that none of the events described below shall extend the period of exercisability of this Option beyond the Outside Date:

              (a) the expiration of thirty (30) days after the termination of your employment in the case of a voluntary termination or immediately upon termination in the case of a termination for "cause" (as hereafter defined); or

              (b) the expiration of one (1) year from the date of termination of your employment by reason of your death, retirement (in accordance with the applicable company policy respecting retirement), dismissal other than for "cause", or your "disability" (as hereafter defined), except that your Option will be exercisable during such one year period only to the extent that it would have been exercisable immediately prior to the termination of your employment.

In the event that an incentive stock option is exercised more than three months following termination of your employment, it shall be treated as a nonqualified stock option, unless such termination of employment was due to your death or disability. For purposes hereof, (i) the term "cause" is defined as (A) the commission by you of a felony, your engaging in theft, embezzlement, fraud, obtaining funds or property under false pretenses, or similar acts of misconduct with respect to the property of the Company and/or its subsidiaries or its employees, stockholders, affiliates, customers or suppliers, (B) your material breach of Company or subsidiary written policies or terms and conditions of employment, or (C) your material failure to successfully fulfill your duties or obligations of employment; and (ii) "disability" shall be determined in accordance with Internal Revenue Code Section 22(e)(3).

         3. OPTION EXERCISE. The vested and currently exercisable portion of this Option may be exercised by you from time to time, in part or in full (but subject to the provisions of

Section 2, subsections 3(a) and 3(b) and Section 4 of this Agreement), at any time on or after the Date of Grant.

              (a) This Option can be exercised only with respect to full Shares and only with respect to a minimum of 100 Shares at the time of any exercise.

              (b) Any exercise of this Option must be in writing addressed to the Board of Directors of the Company at the principal place of business of the Company and delivered at least ten (10) business days prior to the proposed date of exercise, which writing shall indicate the number of Shares as to which this Option is being exercised and shall be accompanied by a certified or bank cashier's check payable to the order of the Company in the full amount of the aggregate Option Price of the Shares covered by such exercise.

         4. CERTAIN CONDITIONS TO EXERCISE. (a) This Option may be exercised by you only if on the date of exercise you satisfy the Company in such manner as the Company shall reasonably specify, that the Shares issuable upon such exercise may be issued to you pursuant to an exemption from the registration requirements of applicable federal and state securities laws.

              (b) This Option may not be exercised if such exercise would subject the Company or any of its subsidiaries to any substantial risk under governmental programs restricting ownership or control or similar requirements or would subject the Company or any of its subsidiaries to other regulatory problems, in each case, as determined by the Compensation Committee of the Company's Board of Directors (the "Committee"); provided, however, that any period of delayed exercise will not exceed 90 days without the consent of the Committee.

              (c) This Option may not be exercised unless and until you or, upon your death, the person to whom this Option is transferred in accordance with Section 9 hereof, shall have executed and delivered such subscription documents as the Company shall from time to time require, including, without limitation, a subscription agreement and a prospective purchaser's questionnaire. You acknowledge your receipt of a copy of the Amended and Restated Stockholders' Agreement dated as of May 22, 1995 (the "Stockholders Agreement"), by and among CVC Holdings, Inc. and the stockholders named in such Stockholders Agreement, as may have been amended through the date hereof. Nothing in this Agreement shall be deemed to require the Company to deliver to you copies of, or to seek your approval for, any amendments made to such Stockholders Agreement. You further agree that you shall not be considered a "Stockholder" (as defined in the Stockholders Agreement) with respect to any of the Shares.

         5. SHARE REPURCHASE RIGHT. At any time prior to later of the expiration of (a) ninety (90) days from termination of your employment with the Company for any reason, or (b) ninety (90) days after your latest exercise of this Option, the Company shall have the right, but shall not be obligated, to repurchase any Shares acquired pursuant to the terms of this Option (the "Repurchase Right") by giving you or the holder of such Shares written notice of the Company's intention to exercise such Repurchase Right prior to the later expiration (the "Notice"). The per-share purchase price for the Shares shall be determined as follows:

              (a) in the event your employment with the Company is terminated for "cause" as defined above or if the Committee shall determine that at the time of such termination your employment could then have been terminated for cause, the per-share purchase price for the Shares shall be equal to the lesser of (i) your Option Price; or (ii) the applicable Fair Market Price, as determined below; and

              (b) in the event your employment with the Company terminates for other than any of the reasons specified in Section 5(a) above, the per-share purchase price for the Shares shall be equal to the applicable "Fair Market Price." The "Fair Market Price" per Share shall be (A) the average of the Annualized Net After-Tax Income per Share for each of the four (4) most recently completed fiscal quarters of the Company prior to the date of the Notice multiplied by (B) seven (7). For purposes hereof, the "Annualized Net After-Tax Income" of the Company for any fiscal period shall be the consolidated income after taxes of the Company for such period on an annualized basis, determined in accordance with generally accepted accounting principles, consistently applied. The calculations required by this Section 5(b) shall be made on a fully-diluted, as-converted basis by the independent certified public accountants for the Company, whose determination shall be final and binding on all parties hereto. The Repurchase Right shall terminate when the Company's securities become publicly traded.

              (c) The closing for all purchases and sales of Shares provided for in this Section 5 shall be held at the office of the Company at 10:00 o'clock a.m. on the 90th day after the giving of the Notice or such earlier date as the Company shall specify. If the aforesaid closing date falls on a Saturday, Sunday or legal holiday, then the closing shall be held on the next succeeding business day. Except as hereinafter provided, the purchase price for the purchase and sale of Shares determined pursuant to the provisions of Section 5 hereof shall be paid in eight equal quarterly installments, the first such payment to be made on the date of the closing under Section 5 hereof and the remaining seven installments to be made on the last day of each of the seven immediately succeeding 90-day periods. Such installment obligations shall bear interest on the outstanding balance at a rate equal to the prime rate announced from time to time by the Company's principal lending bank (or, in the absence of any such bank, The Chase Manhattan Bank), payable together with each principal installment. Contemporaneously with the receipt of the first installment as aforesaid, you or the seller(s) shall duly endorse to the Company and deliver to the Company for cancellation the certificate or certificates representing the Shares sold hereunder, together with all necessary documentary transfer stamps, if any. The Company, at its option, may prepay any or all of such obligations without penalty or premium.

         6. COMPANY'S RIGHT OF FIRST REFUSAL. Without limitation of the Company's other rights, including, without limitation, under Section 5 hereof, before any Shares held by you or any transferee (either being sometimes referred to herein as the "Holder") may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section (the "Right of First Refusal").

              (a) NOTICE OF PROPOSED TRANSFER. The Holder of the Shares shall deliver to the Company a written notice (the "Notice") stating: (i) the Holder's bona fide intention to sell or otherwise transfer such Shares; (ii) the name of each proposed purchaser or other transferee ("Proposed Transferee"); (iii) the number of Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration per Share for which the Holder proposes to transfer the Shares (the "Offered Price"), and the Holder shall offer the Shares at the Offered Price to the Company or its assignee(s).

              (b)  EXERCISE OF RIGHT OF FIRST REFUSAL. At any time within sixty
(60) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all or any portion of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (c) below.

              (c) PURCHASE PRICE. The purchase price ("Purchase Price") for the Shares purchased by the Company or its assignee(s) under this Section shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of the Company in good faith.

              (d) PAYMENT. Payment of the Purchase Price shall be made, at the option of the Company or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within thirty (30) days after receipt of the Notice or in the manner and at the times set forth in the Notice.

              (e) HOLDER'S RIGHT TO TRANSFER. If any of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section, then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price, provided that such sale or other transfer is consummated within sixty (60) days after the expiration of the right of refusal period and provided further than any such sale or other transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

              (f) EXCEPTION FOR CERTAIN FAMILY TRANSFERS. The restrictions of this Section 6 shall not apply to any transfer permitted pursuant to Section 9(a)(ii) of this Agreement.

              (g) TERMINATION OF RIGHT OF FIRST REFUSAL. The Right of First Refusal shall terminate as to any Shares ninety (90) days after the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

         7. RESERVATION OF SHARES. The Company will at all times through the close of business on the Expiration Date reserve and keep available free from preemptive rights, out of the aggregate of its authorized but unissued or treasury shares of Common Stock, for the purpose of enabling it to satisfy any obligation to issue shares of Common Stock upon exercise of this Option, the number of Shares deliverable upon the exercise of this Option. The Company covenants that all Shares issued upon exercise of this Option shall, upon issuance in accordance with the terms of this Option, be fully paid and nonassessable.

         8.   CERTAIN ADJUSTMENTS; MERGERS, CONSOLIDATIONS, ETC.

              (a) Notwithstanding any other provisions contained in this Agreement, in the event of the merger or consolidation of the Company, or reorganization, reclassification or recapitalization of, stock dividend on, stock split, reverse stock split, split-up, split-off, spin-off or combination of, shares of Common Stock, appropriate adjustments shall be made by the Committee as to the number of Shares and/or the exercise price per Share subject to this Option, as shall be equitable to prevent reduction or enlargement of rights under this Option, and the determination of the Committee as to such matters shall be conclusive and binding. References in this Agreement to Shares shall include any such securities or other property (including cash) into which Shares of Common Stock may be changed pursuant to or in accordance with the preceding sentence through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, or combination of shares.

              (b) If (i) the Board of Directors of the Company approves a merger or consolidation effecting a change in control of the Company (defined as the acquisition of securities of the Company possessing a majority or more of the total combined ordinary voting power of the Company's securities by persons who were not stockholders of the Company immediately prior to such transaction or affiliates of such stockholders), or a sale of a majority of the outstanding voting securities of the Company effecting a change in control of the Company (a "Sale of the Company"), then the Committee shall have the right to terminate this Option (in which event such Option shall not be subject to the above described adjustments in subsection (a)), by causing written notice of such termination to be given to you at least fifteen (15) days prior to the earlier of (A) the date on which such Sale of the Company is expected to become effective, or (B) if different from the date specified in subclause (A) above, the date as of which a record will be taken to determine the holders of shares of Common Stock who shall be entitled to exchange such shares for securities or other property (including cash) deliverable upon such Sale of the Company, provided, however, that any such Options as to which notice of termination has been sent by the Company as aforesaid in respect of any of the events described above, which are not otherwise exercisable during the aforesaid fifteen (15) day period solely because they are not then vested and which have not otherwise lapsed or expired, shall have the vesting period thereof accelerated to permit the exercise thereof subject to the consummation of such transactions during the aforesaid fifteen (15) day period if all other conditions to exercise (other than vesting) are met. Such notice shall be deemed duly given when given as provided below, and failure to give such notice, or a defect therein, shall not affect the termination of this Option.

              (c) If the Committee shall determine to cause the termination of this Option pursuant to subsection (b) above upon the occurrence of an event described in said subsection (b) and the restrictions set forth in subsections 4(a) and/or 4(b) shall apply to the Options to be terminated, then, upon the occurrence of such event and the actual consummation of the Sale of the Company, this Option shall terminate and you shall receive, with respect to each Share subject to this Option (including those Shares as to which vesting has been accelerated pursuant to subsection (b) above), an amount per Share equal to the excess of the Fair Market Value of each such Share immediately prior to the occurrence of such transaction over the exercise Option Price per Share; such amount to be payable in cash, in one or more of the kinds of property payable in such transaction, or in a combination thereof, as the Committee, in its sole discretion, shall determine.

         9. RESTRICTIONS ON TRANSFERS. (a) This Option and any Shares issued upon exercise thereof are not transferable by you, and this Option is exercisable only by you, and this Option and any Shares issued upon exercise thereof, may not be sold, assigned, transferred, pledged or hypothecated in any way (whether by operation of law or otherwise) except that, (i) Shares may be transferred in accordance with Section 6 of this Agreement, and (ii) upon your death this Option or such Shares may be transferred subject to all of the terms and conditions contained in this Agreement, (A) to your then-current spouse, parents or lineal descendants, or to trusts or custodianships established for any such person, (B) by operation of the laws of descent and distribution, (C) by disposition pursuant to the terms of your last will and testament, to such spouse, parent or lineal descendant or (D) otherwise to your estate. Neither this Option nor any Shares shall be subject to execution, attachment or similar proceeding. Any attempted assignment, transfer, pledge, hypothecation or other disposition of this Option or such Shares or any interest therein, and the levy of any attachment or similar proceeding upon this Option or such Shares or any interest therein, shall be null and void and without effect except as provided in the preceding sentence.

         (b) The Company may postpone the time of delivery of certificates for the shares issuable upon the exercise of this Option for such additional time as the Company shall deem necessary or desirable to enable it to comply with the listing requirements of any securities exchange or the National Association of Securities Dealers, Inc. upon which shares of the Company may then or are then contemplated to be listed or quoted, or the requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any rules or regulations of the Securities and Exchange Commission promulgated thereunder or the requirements of applicable state laws relating to the authorization, issuance or sale of securities.

         (c) (i) You hereby represent and warrant to the Company that (A) this Option and all Shares hereafter purchased or otherwise acquired by you have been and are being acquired by you for your own account for investment, without any intention of selling or further distributing the same, (B) you do not presently have any reason to anticipate any change in circumstances or any other particular occasion or event which would cause you to sell the Option or any of such Shares, and (C) you are fully aware that in agreeing to grant the Option and/or sell or issue such Shares to you, and in entering into this Agreement, the Company has relied and is relying upon the truth and accuracy of these representations and warranties.

                   (ii) Each instrument, agreement or certificate the Company has issued or will issue to represent this Option shall prominently bear a legend making reference to this Agreement and securities laws applicable to the Shares acquired upon exercise hereof.

         10. NOT A CONTRACT OF EMPLOYMENT. NOTHING IN THIS OPTION AGREEMENT SHALL CONFER ANY RIGHT TO CONTINUE IN THE EMPLOY OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR AFFECT THE RIGHT WHICH THE COMPANY OR ANY OF ITS SUBSIDIARIES HAVE TO TERMINATE YOUR EMPLOYMENT.

         11. MISCELLANEOUS. (a) You shall not have any rights to dividends or any other rights of a stockholder with respect to any shares subject to this Option, except to the extent that you have paid for such shares and a certificate for such shares shall have been actually issued in your name upon the due, proper and timely exercise of this Option as provided for herein.

              (b) Each notice relating to this Option shall be in writing and delivered in person or by certified mail, return receipt requested, to the proper address. All notices to you shall be addressed to you at your address below specified. All notices to the Company shall be addressed to the Company at the address set forth on the first page of this Agreement with a copy to Golenbock, Eiseman, Assor & Bell, 437 Madison Avenue, New York, New York 10022
Attention: A.C. Peskoe, Esq. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect given to the other party in accordance with this subsection (b). Each such notice shall be deemed given upon the receipt thereof when delivered in person and on the second business day after the mailing when sent by mail as aforesaid.

              (c) You understand that, upon exercise of this Option, you may recognize income for tax purposes in an amount equal to the excess of the then fair market value of the Shares purchased over the Option Price for such Shares. Your employer may withhold tax from your current compensation with respect to such income or any other income which it deems you to have received in connection therewith; to the extent that your then current compensation is insufficient to satisfy the withholding tax liability, you will be required to make a cash payment to cover such liability as a condition of exercise of this Option. You understand that you may suffer adverse tax consequences as a result of your purchase or disposition of the Shares. You represent that you have consulted with any tax consultants you deem advisable in connection with the purchase or disposition of the Shares and that you are not relying on the Company for any tax advice.

              (d) If this Option shall be mutilated, lost, stolen or destroyed, the Company shall issue in exchange and substitution for and upon cancellation of the mutilated Option, or in lieu of and in substitution for the Option lost, stolen or destroyed, a new Option of like tenor and denomination, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Option and such indemnity and, if requested by the Company, such bond, as shall in each case be satisfactory to the Company. You must also comply with such other reasonable requirements and pay such other reasonable charges as the Company may prescribe in connection with such issuance.

              (e) This Option shall be governed and construed in accordance with the internal laws of the State of New York applicable to contracts executed, delivered and to be fully performed in the State of New York, without giving effect to contrary provisions regarding conflict of laws.

              (f) This Agreement shall inure to the benefit of and shall be binding upon your heirs, executors, administrators and legal representatives, and shall inure to the benefit of and be binding upon the Company and its successors and assigns. You may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of your rights hereunder except if and to the extent expressly permitted by Section 9 of this Agreement, and any such attempted prohibited delegation or disposition shall be null and void and without effect.

              (g) This Agreement constitutes the complete understanding between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto.

              (h) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

              (i) The section headings contained herein are for the purposes of convenience only, are not intended to define or limit the contents of said sections and are not part of this Agreement.

              (j) You agree that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

              (k) The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as the owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

              (l) By signing below, you hereby accept this Option subject to all of the terms and provisions hereof and acknowledge all of the representations, warranties and agreements set forth above. This Option shall not be effective until you have signed this Option and delivered it to the Company.

         IN WITNESS WHEREOF, CVC Holdings, Inc. has caused this Option to be executed as of the date first above set forth.


                                  CVC HOLDINGS, INC.

                                  By: /s/ Christine B. Whitman
                                     -------------------------
                                  Name:
                                  Title:

ACCEPTED AND AGREED TO:

/s/ Emilio Dicataldo
--------------------


---------------------

---------------------
[Address]

                                                                         TABLE A


Number of Shares                            Vesting Pursuant and
Subject to Options                          Subject to This Option On:
------------------                          --------------------------
667                                         August 28, 1996
667                                         August 28, 1997
666                                         August 28, 1998



                                  /s/ Emilio Dicataldo
                                  -------------------------
                                  /s/ Christine B. Whitman
                                  -------------------------